Exhibit 99.1

Tabula Rasa HealthCare Reports Fourth Quarter and Full Year 2020 Results

MOORESTOWN, N.J., February 23, 2021 (PR NEWSWIRE) -- Tabula Rasa HealthCare, Inc. (“TRHC”) (Nasdaq:TRHC), a healthcare technology company advancing the safe use of medications, today reported financial results for the fourth quarter and full year ended December 31, 2020.

“We finished a challenging 2020 with fourth quarter revenue exceeding the high end of the guidance range we provided on November 3, 2020 and adjusted EBITDA at the high end of our guidance range. While the ongoing pandemic has created short-term headwinds, it has also elevated the critical role pharmacists play in the broader healthcare ecosystem. We are uniquely positioned to capitalize on the growing market opportunity for our medication risk mitigation science and solutions over the next decade,” said Calvin H. Knowlton, PhD, TRHC’s Chief Executive Officer, Chairman and Founder.

CareVention Highlights

o	Through a combination of organic growth and strategic acquisitions, we ended 2020 serving 44,947 PACE participants, which represents less than 3% of the estimated 2.2 million PACE-eligible individuals based on recent industry data. After taking into account the October 2020 acquisition of Personica, our average PACE per-member per-month (PMPM) revenue during the fourth quarter was $394, which is one-third of the potential revenue we would expect to capture for clients utilizing all of our services. Driving our PMPM higher through cross-selling new services to existing clients is a strategic priority for TRHC in 2021. During 2020, we recognized more than $2 million of cross-sell revenue.

o	Our fourth quarter PACE census additions for our pharmacy fulfillment services represented the best quarterly performance during 2020 and increased as compared with the fourth quarter of 2019 on both a gross and net enrollment basis.

o	As of February 16, 2021 the current backlog of new expansion centers and new PACE organizations under contract to open over the remainder of 2021 stands at 21 locations. The majority of these new implementations are scheduled for the second half of 2021.

MedWise Highlights

o	Fourth quarter bookings across all divisions (i.e. MedWise and CareVention) increased 58% as compared to the same period in 2019. This growth was driven by exponential growth in our MedWise payer division and strong growth in our CareVention segment. For the full year 2020, bookings increased 52% as compared to 2019, once again driven by our MedWise payer division, which represented 44% of total bookings as compared to 7% in 2019.

o	TRHC enters 2021 in a strong position with respect to our overall sales pipeline (i.e. MedWise and CareVention). As of January 1, 2021, our sales pipeline was 92% higher as compared to January 1, 2020. We plan to continue to aggressively grow our sales headcount, with an emphasis on our MedWise payer division, as well as invest in sales enablement tools to further increase productivity in a virtual sales environment.

o	Notable fourth quarter 2020 deals included: 1) expansion agreements with several of our largest health plan clients, 2) a new Medicare Advantage plan in California, further validating our efforts to expand beyond PACE to the broader Medicare market, and 3) Kinney Drugs, a large pharmacy chain in New York State. During the full year 2020, we added a number of new MedWise payer clients, including several contracts well in excess of $1 million, and have continued to expand our retail pharmacy footprint with the addition of nearly 1,200 new rooftops including several large chains.

Fourth Quarter and Full Year 2020 Financial Results

All comparisons, unless otherwise noted, are to the three months ended December 31, 2019.

●	Total revenue - Total revenue of $77.1 million, which exceeded our guidance range of $74 million to $76 million, increased 5% as compared to $73.2 million. Total revenue included product revenue of $43.8 million, an increase of 16%, and solutions (i.e. software and services) revenue of $33.3 million, a decrease of 6%. The October 2020 acquisition of Personica contributed 5% of inorganic growth during the fourth quarter of 2020. For the full year 2020, total revenue of $297.2 million increased 4% as compared to $284.7 million in 2019. Total revenue included product revenue of $159.6 million, an increase of 16%, and solutions (i.e. software and services) revenue of $137.6 million, a decrease of 7%, respectively, as compared to 2019.

●	Total revenue by segment

o	CareVention HealthCare revenue increased 14% to $56.9 million. Our October acquisition of Personica contributed 7% of inorganic growth to overall segment growth during the fourth quarter of 2020. For the full year 2020, CareVention HealthCare revenue increased 13% to $206.3 million as compared to 2019, comprised of $158.7 million (up 16% as compared to a year ago) of PACE product revenue and $47.6 million (up 4% as compared to a year ago) of PACE solutions revenue. 2020 PACE solutions growth was negatively impacted by a renegotiated contract, which created a $4 million or 2% of growth revenue headwind as compared to a year ago.

o	MedWise HealthCare revenue decreased 14% to $20.2 million and performed consistent with expectations, and showed modest sequential growth as compared to the three months ended September 30, 2020, which historically had been a weaker quarter for medication safety services. During the quarter we fully implemented the two contracts that had been delayed throughout 2020 and both contracts have been renewed for 2021. For the full year, MedWise HealthCare revenue decreased 11% as compared to a year ago to $91.0 million due in part to the changes in CMS guidance we discussed last quarter driving fewer comprehensive medication reviews across the industry, as well as consolidation in the health plan industry that resulted in lower-than-expected revenue at a small number of large accounts.

●	Non-GAAP Adjusted EBITDA - Non-GAAP Adjusted EBITDA of $4.7 million (6.2% margin), at the high end of our guidance range, declined as compared to $8.0 million (10.9% margin) a year ago. For the full year 2020, non-GAAP Adjusted EBITDA declined to $21.8 million (7.3% margin) as compared to $37.9 million (13.3% margin) for 2019. Both the quarter and full year declines were driven by lower revenue and profitability in our MedWise HealthCare segment and increased investments in corporate shared services to support our growth strategy.

●	Non-GAAP Adjusted EBITDA by segment - Excluding $9.8 million and $37.9 million of shared services for the fourth quarter and full year 2020, respectively:

o	CareVention HealthCare non-GAAP Adjusted EBITDA of $13.8 million (24.3% margin) increased 8% as compared to $12.8 million (25.6% margin) a year ago. For the full year 2020, CareVention HealthCare non-GAAP Adjusted EBITDA of $50.4 million (24.4% margin) increased 6% as compared to $47.5 million (25.9% margin) for 2019.

o	MedWise HealthCare non-GAAP Adjusted EBITDA of $0.7 million (3.7% margin) decreased as compared to $2.2 million (9.3% margin) a year ago, primarily due to lower medication safety services revenue. MedWise HealthCare non-GAAP Adjusted EBITDA of $9.3 million (10.2% margin) decreased as compared to $18.3 million (18.0% margin) for 2019.

●	GAAP net loss - Net loss was $30.6 million for the three months ended December 31, 2020 as compared to a net loss of $6.8 million a year ago, driven by our core expenses (i.e. cost of revenue, research and development, sales and marketing, and general and administrative expenses), including stock-based compensation. Our core expenses increased $10.7 million, or 15%, which was offset by revenue growth of 5%, or $3.8 million. Additional factors contributing to the net loss were depreciation and amortization of $12.7 million (compared to $9.8 million a year ago), interest expense of $6.7 million (as compared to $4.5 million a year ago), and an intangible impairment charge of $5.0 million related to our 2014 acquisition of Medliance (as compared to $0 a year ago). For the full year 2020, net loss was $81.0 million compared to a net loss of $32.4 million a year ago, driven by our core expenses. Our core expenses increased $30.7 million, or 11%, which was offset by revenue growth of 4% or $12.5 million. Additional factors contributing to the net loss were depreciation and amortization of $45.0 million (as compared to $34.3 million a year ago), interest expense of $20.7 million (as compared to $16.0 million a year ago), and an intangible impairment charge of $5.0 million (as compared to $0 a year ago).

A reconciliation of generally accepted accounting principles (“GAAP”) in the United States to non-GAAP results has been provided in this press release in the accompanying tables. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

2021 Financial Outlook

Our guidance, based on current market conditions and our expectations as of today, is summarized below.

	Three Months Ended March 31, 2021		Year Ended December 31, 2021
	LOW	HIGH	LOW	HIGH

	(in millions except percentages)
Total revenue	$75.0	$77.0	$336.0	$356.0
Year over year growth	3%	6%	13%	20%
GAAP net loss	$(19.5)	$(18.5)	$(65.5)	$(59.5)
Adjusted EBITDA	$3.0	$4.0	$26.0	$32.0
Adjusted EBITDA margin	4%	5%	8%	9%

The above revenue guidance for the full year 2021 is based on a number of assumptions including:

o	We expect our PACE census growth to gradually improve throughout 2021 with a weaker first half growth followed by a return to more normal growth rates in the second half as more of our PACE members are vaccinated and the backlog of new PACE and client center expansion come online.

o	Personica, included in our CareVention HealthCare segment, is expected to add 5% of inorganic growth, which is ahead of our prior estimates based on the strength of entering into agreements with new clients.

o	New client contracts, including Health Mart, signed in 2020 that are currently implemented or will be implemented in 2021 are expected to add 3% of growth. Our current estimate for Health Mart includes the minimum contracted revenue and does not include upsell revenue that we expect to generate once implementation is completed.

o	New business to be sold and implemented during the course of 2021 is expected to add 7% of growth. This estimate is based on our current pipeline, planned sales force headcount growth during 2021, and assumes no change to the conversion rates we experienced during 2020.

o	Revenue attrition of 5% of growth is higher than normal and is being driven by the non-renewal of the CVS Health contract for medication therapy management services.

With regards to profitability, the mid-point of our non-GAAP Adjusted EBITDA estimate represents a margin of 8.4%, which is 110 basis points improvement as compared to 2020. Given the large market opportunity ahead of us, we plan to continue to invest across all areas, with an emphasis on sales and marketing and our MedWise payer division, along with investments in software product engineering (net of capitalized software) to support existing products and future initiatives. These higher operating expenses will offset significant gross margin expansion projected in 2021, largely driven by continued efficiencies and economies of scale with our CareVention HealthCare segment.

Looking beyond the first quarter of 2021, we expect steady sequential revenue growth as we progress throughout the 2021 fiscal year, reflecting typical seasonality, starting in the range of 7% for the second quarter, followed by 8% for the third quarter, and 9% for the fourth quarter. Second quarter 2021 revenue will benefit from normal seasonality within our MedWise HealthCare segment as we perform the largest number of clinical interventions on behalf of our health plan clients related to CMS Star Ratings, as well as the go-live of contracted backlog. Sequential revenue growth during the third and fourth quarter of 2021 will be primarily driven by 1) improved PACE census growth and 2) implementations from contracted revenue, as well as new business to be sold during the course of 2021.

COVID-19

We expect COVID-19 to remain a challenge primarily in the first half of 2021. Although PACE census experienced negative net enrollment sequentially during both January and February, net enrollment in February was up 1.7% over February 2020 according to CMS. In addition, the latest National PACE Association has published promising data showing a continued reduction in the number of deaths over the past four weeks, which we have also seen in our client data. We expect this positive trend to continue as we progress throughout 2021 with net enrollment growth materially improving in the second quarter and half of 2021 as vaccinations across PACE participants become more widespread.

Upcoming Events

Members of TRHC’s executive team will be presenting at the following conferences: (1) SVB Leerink’s 10th Annual Global Healthcare Conference on February 25 and 26 and (2) Truist’s 2021 Technology, Internet & Services Conference on March 9 and 10.

Quarterly Conference Call

The fourth quarter and full year 2020 earnings conference call and webcast will be held tomorrow, Wednesday, February 24, 2021, at 8:30 a.m. ET. The conference call can be accessed by dialing 844-413-0947 for U.S. participants or 216-562-0423 for international participants, and referencing passcode 6455748 or via a live audio webcast available online at TRHC’s investor website (ir.trhc.com). An audio webcast replay will be available approximately two hours after completion of the call for a period of 90 days thereafter at ir.trhc.com and a replay will be available for seven days by dialing 855-859-2056 for U.S. participants or 404-537-3406 for international participants and referencing passcode 6455748.

About Tabula Rasa HealthCare

Tabula Rasa HealthCare (TRHC) provides patient medication safety solutions empowering pharmacists and prescribers to optimize medication regimens and reduce medication-related risk, specifically targeting adverse drug events. Utilizing its proprietary medication decision science technology, MedWise™, TRHC improves patient outcomes, reduces hospitalizations, and lowers healthcare costs. Additionally, TRHC provides an extensive clinical telepharmacy network across the U.S. Our solutions are trusted by health plans and pharmacies nationwide to help drive value-based payment results. For more information, visit TRHC.com.

Non-GAAP Financial Measures

In addition to reporting all financial information required in accordance with GAAP, TRHC is also reporting Adjusted EBITDA and Adjusted Diluted EPS, each of which is considered a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company's performance or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted EBITDA consists of net income or loss excluding certain other expenses, which includes interest expense, provision (benefit) for income tax, depreciation and amortization, change in fair value of acquisition-related contingent consideration expense (income), intangible asset impairment charge, severance expense incurred in 2020 in connection with the Company’s reorganization, acquisition-related expense, and stock-based compensation expense. TRHC defines Adjusted Diluted EPS as net income or loss before fair value adjustments for acquisition-related contingent consideration, intangible asset impairment charge, amortization of acquired intangibles, amortization of debt discount and issuance costs, severance expense incurred in 2020 in connection with the Company’s reorganization, acquisition-related expense, stock-based compensation expense, and the tax impact of those items using a normalized tax rate on pre-tax income (loss) adjusted for those items expressed on a per share basis using weighted average diluted shares outstanding. TRHC considers acquisition-related expense to include non-recurring direct transaction and integration costs, severance, and the impact of purchase accounting adjustments related to the fair value of acquired deferred revenue. TRHC believes the exclusion of these items assists in providing a more complete understanding of the company’s underlying operations results and trends and allows for comparability with TRHC’s peer company index and industry and to be more consistent with TRHC’s expected capital structure on a going forward basis. Please note that other companies may define their non-GAAP financial measures differently than TRHC.

TRHC presents these non-GAAP financial measures in this release because it considers them to be important supplemental measures of performance. TRHC uses these non-GAAP financial measures for planning purposes, including analysis of the company's performance against prior periods, the preparation of operating budgets and determination of appropriate levels of operating and capital investments. TRHC believes that these non-GAAP financial measures provide additional insight for analysts and investors in evaluating the company's financial and operational performance. TRHC also intends to provide these non-GAAP financial measures as part of the company's future earnings discussions and, therefore, their inclusion should provide consistency in the company's financial reporting.

Non-GAAP financial measures have limitations as an analytical tool. Investors are encouraged to review the reconciliation of Adjusted EBITDA and Adjusted Diluted EPS to their most directly comparable GAAP measures provided in this release, including in the accompanying tables.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that we believe to be reasonable as of today’s date. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include TRHC’s expectations regarding healthcare regulations, industry trends, available opportunities to TRHC, the financial and operating performance of TRHC, the impacts of the COVID-19 pandemic and TRHC’s expectations for 2021. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions. These forward-looking statements are based on management's good-faith expectations, judgements and assumptions as of the date of this press release. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: the impacts of the current COVID-19 pandemic and other health epidemics; our continuing losses and need to achieve profitability; fluctuations in our financial results; the acceptance and use of our products and services by PACE organizations; the need to innovate and provide useful products and services; risks related to changing healthcare and other applicable regulations; our ability to maintain relationships with a specified drug wholesaler; increasing consolidation in the healthcare industry; managing our growth effectively; our ability to adequately protect our intellectual property; the requirements of being a public company; our ability to recognize the expected benefits from acquisitions on a timely basis or at all; and the other risk factors set forth from time to time in our filings with the Securities and Exchange Commission (“SEC”), including those factors discussed under the caption “Risk Factors” in our most recent annual report on Form 10-K, filed with the SEC on March 2, 2020, and in subsequent reports filed with or furnished to the SEC, copies of which are available free of charge within the Investor Relations section of the Tabula Rasa HealthCare website http://ir.trhc.com or upon request from our Investor Relations Department. Tabula Rasa HealthCare assumes no obligation and does not intend to update these forward-looking statements, except as required by law, to reflect events or circumstances occurring after today’s date.

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,
	2020	2019
Assets
Current assets:
Cash	$23,362	$42,478
Restricted cash	5,170	4,103
Accounts receivable, net	32,516	29,123
Inventories	4,261	3,700
Prepaid expenses	3,739	4,299
Client claims receivable	14,412	—
Other current assets	9,752	10,835
Total current assets	93,212	94,538
Property and equipment, net	15,070	15,798
Operating lease right-of-use assets	21,711	22,100
Software development costs, net	27,882	18,501
Goodwill	170,862	150,760
Intangible assets, net	183,094	189,413
Other assets	2,609	1,281
Total assets	$514,440	$492,391
Liabilities and stockholders’ equity
Current liabilities:
Current portion of finance leases	$4	$125
Current operating lease liabilities	4,402	4,350
Acquisition-related contingent consideration	166	—
Acquisition-related notes payable	16,662	—
Accounts payable	11,245	8,622
Client claims payable	7,773	—
Accrued expenses and other liabilities	31,968	26,906
Total current liabilities	72,220	40,003
Line of credit	10,000	—
Long-term debt and finance leases, net	239,285	226,294
Noncurrent operating lease liabilities	20,381	21,017
Long-term acquisition-related contingent consideration	—	10,800
Deferred income tax liability	3,354	8,656
Other long-term liabilities	671	73
Total liabilities	345,911	306,843

Stockholders' equity:
Common stock	2	2
Treasury stock	(4,018)	(3,865)
Additional paid-in capital	352,445	288,345
Accumulated deficit	(179,900)	(98,934)
Total stockholders’ equity	168,529	185,548
Total liabilities and stockholders’ equity	$514,440	$492,391

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenue:
Product revenue	$43,768	$37,810	$159,593	$137,130
Service revenue	33,284	35,413	137,626	147,577
Total revenue	77,052	73,223	297,219	284,707
Cost of revenue, exclusive of depreciation and amortization shown below:
Product cost	32,292	28,084	117,171	102,351
Service cost	23,501	20,006	87,641	79,004
Total cost of revenue, exclusive of depreciation and amortization	55,793	48,090	204,812	181,355
Operating expenses:
Research and development	4,430	5,090	18,180	21,739
Sales and marketing	5,950	6,668	21,547	25,273
General and administrative	16,464	12,116	65,378	50,897
Change in fair value of acquisition-related contingent consideration expense	8	(700)	2,613	3,816
Intangible asset impairment charge	5,040	—	5,040	—
Depreciation and amortization	12,717	9,757	45,040	34,276
Total operating expenses	44,609	32,931	157,798	136,001
Loss from operations	(23,350)	(7,798)	(65,391)	(32,649)
Interest expense, net	6,743	4,544	20,743	15,986
Loss before income taxes	(30,093)	(12,342)	(86,134)	(48,635)
Income tax expense (benefit)	537	(5,518)	(5,168)	(16,199)
Net loss	$(30,630)	$(6,824)	$(80,966)	$(32,436)
Net loss per share, basic and diluted	$(1.36)	$(0.33)	$(3.71)	$(1.57)
Weighted average common shares outstanding, basic and diluted	22,542,601	20,924,638	21,815,388	20,622,258

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended
	December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(80,966)	$(32,436)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	45,040	34,276
Amortization of deferred financing costs and debt discount	13,637	10,877
Deferred taxes	(5,302)	(16,353)
Stock-based compensation	32,555	27,278
Change in fair value of acquisition-related contingent consideration	2,613	3,816
Acquisition-related contingent consideration paid	(2,593)	(24,480)
Intangible asset impairment	5,040	—
Other noncash items	(66)	20
Changes in operating assets and liabilities, net of effect from acquisitions:
Accounts receivable, net	(2,448)	1,444
Inventories	(239)	(106)
Prepaid expenses and other current assets	4,859	(7,705)
Client claims receivables	(5,674)	—
Other assets	(494)	(269)
Accounts payable	2,149	(7,809)
Accrued expenses and other liabilities	(3,642)	5,712
Client claims payables	(249)	—
Other long-term liabilities	598	(80)
Net cash provided by (used in) operating activities	4,818	(5,815)

Cash flows from investing activities:
Purchases of property and equipment	(3,091)	(7,474)
Software development costs	(18,836)	(14,487)
Purchases of intangible assets	—	(1,202)
Proceeds from repayment of note receivable	—	1,000
Acquisitions of businesses, net of cash acquired	(6,807)	(158,762)
Net cash used in investing activities	(28,734)	(180,925)

Cash flows from financing activities:
Proceeds from exercise of stock options	3,943	3,702
Payments for employee taxes for shares withheld	(2,993)	—
Payments for debt financing costs	(1,226)	(9,630)
Borrowings on line of credit	10,000	—
Repayments of line of credit	—	(45,000)
Payments of acquisition-related contingent consideration	(3,801)	(29,062)
Repayments of long-term debt and finance leases	(56)	(968)
Proceeds from issuance of convertible senior subordinated notes	—	325,000
Proceeds from sale of warrants	—	65,910
Purchase of convertible note hedges	—	(101,660)
Net cash provided by financing activities	5,867	208,292
Net (decrease) increase in cash and restricted cash	(18,049)	21,552
Cash and restricted cash, beginning of year	46,581	25,029
Cash and restricted cash, end of year	$28,532	$46,581

TABULA RASA HEALTHCARE, INC.

UNAUDITED SEGMENT RESULTS

(In thousands)

	Three Months Ended				Year Ended
	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	December 31, 2020
Revenue
CareVention HealthCare:
PACE product revenue	$37,087	$38,930	$39,086	$43,589	$158,692
PACE solutions	11,571	11,522	11,214	13,270	47,577
Total CareVention HealthCare	48,658	50,452	50,300	56,859	206,269

MedWise HealthCare:
Product revenue	—	443	279	179	901
Medication safety services	14,320	15,707	9,817	10,019	49,863
Software subscription and services	9,849	10,232	10,110	9,995	40,186
Total MedWise HealthCare	24,169	26,382	20,206	20,193	90,950

Total Revenue	$72,827	$76,834	$70,506	$77,052	$297,219

Adjusted EBITDA
CareVention HealthCare	$11,748	$12,077	$12,735	$13,840	$50,400
MedWise HealthCare	2,831	4,697	1,009	743	9,280
Shared Services	(9,772)	(9,640)	(8,650)	(9,843)	(37,905)
Total Adjusted EBITDA	$4,807	$7,134	$5,094	$4,740	$21,775

	Three Months Ended				Year Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	December 31, 2019
Revenue
CareVention HealthCare:
PACE product revenue	$30,982	$33,372	$34,966	$37,810	$137,130
PACE solutions	11,174	11,437	11,276	12,021	45,908
Total CareVention HealthCare	42,156	44,809	46,242	49,831	183,038

MedWise HealthCare:
Medication safety services	15,351	22,498	18,706	13,362	69,917
Software subscription and services	3,452	8,948	9,322	10,030	31,752
Total MedWise HealthCare	18,803	31,446	28,028	23,392	101,669

Total Revenue	$60,959	$76,255	$74,270	$73,223	$284,707

Adjusted EBITDA
CareVention HealthCare	$10,620	$11,466	$12,632	$12,773	$47,491
MedWise HealthCare	1,648	9,059	5,388	2,181	18,276
Shares Services	(6,577)	(6,873)	(7,444)	(6,952)	(27,846)
Total Adjusted EBITDA	$5,691	$13,652	$10,576	$8,002	$37,921

TABULA RASA HEALTHCARE, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Reconciliation of net loss to Adjusted EBITDA
Net loss	$(30,630)	$(6,824)	$(80,966)	$(32,436)
Add:
Interest expense, net	6,743	4,544	20,743	15,986
Income tax expense (benefit)	537	(5,518)	(5,168)	(16,199)
Depreciation and amortization	12,717	9,757	45,040	34,276
Change in fair value of acquisition-related contingent consideration expense (income)	8	(700)	2,613	3,816
Intangible asset impairment charge	5,040	—	5,040	—
Severance expense	(44)	—	873	—
Acquisition-related expense	222	448	1,045	5,200
Stock-based compensation related expense	10,147	6,295	32,555	27,278
Adjusted EBITDA	$4,740	$8,002	$21,775	$37,921

	Three Months Ended December 31,				Year Ended December 31,
	2020		2019		2020		2019

	(In thousands except per share amounts)				(In thousands except per share amounts)
Reconciliation of diluted net loss per share to Adjusted Diluted EPS
GAAP net loss, basic and diluted, and net loss per share, basic and diluted	$(30,630)	$(1.36)	$(6,824)	$(0.33)	$(80,966)	$(3.71)	$(32,436)	$(1.57)
Adjustments:
Change in fair value of acquisition-related contingent consideration expense (income)	8		(700)		2,613		3,816
Intangible asset impairment	5,040		—		5,040		—
Amortization of acquired intangibles	8,634		7,006		30,570		25,684
Amortization of debt discount and issuance costs	3,654		3,089		13,301		10,595
Severance expense	(44)		—		873		—
Acquisition-related expense	222		448		1,045		5,200
Stock-based compensation expense	10,147		6,295		32,555		27,278
Impact to income taxes (1)	1,174		(6,328)		(5,132)		(22,044)
Adjusted net (loss) income and Adjusted Diluted EPS	$(1,795)	$(0.08)	$2,986	$0.13	$(101)	$0.00	$18,093	$0.79

(1)	The impact to taxes was calculated using a normalized statutory tax rate applied to pre-tax income or loss adjusted for the respective items above and then subtracting or adding the tax provision or benefit, respectively, as determined for GAAP purposes.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Reconciliation of weighted average shares of common stock outstanding, diluted, to weighted average shares of common stock outstanding, diluted for Adjusted Diluted EPS
Weighted average shares of common stock outstanding, basic and diluted for GAAP	22,542,601	20,294,638	21,815,388	20,622,258
Adjustments:
Weighted average dilutive effect of stock options	—	1,357,010	—	1,522,196
Weighted average dilutive effect of restricted stock	—	639,806	—	762,665
Weighted average dilutive effect of contingent shares	—	75,240	—	39,088
Weighted average shares of common stock outstanding, diluted for Adjusted Diluted EPS (1)	22,542,601	22,366,694	21,815,388	22,946,207

(1)	TRHC accounts for the convertible senior subordinated notes utilizing the Treasury Stock Method as the Company currently intends to settle the notes entirely or partly in cash. Under this method, the underlying shares of TRHC common stock issuable upon conversion of the notes are excluded from the calculation of diluted EPS, except to the extent that the average stock price for the reporting period exceeds their conversion price of $69.95 per share. For the three months and year ended December 31, 2020, there was no impact on diluted EPS from the convertible senior subordinated notes as the conversion price exceeded TRHC’s average stock price.

TABULA RASA HEALTHCARE, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP GUIDANCE RANGES

(In millions)

	Three Months Ended March 31, 2021		Year Ended December 31, 2021
	LOW	HIGH	LOW	HIGH
Reconciliation from Net Loss Guidance to Adjusted EBITDA Guidance
Net loss:	$(19.5)	$(18.5)	$(65.5)	$(59.5)
Add:
Interest expense	2.4	2.4	8.7	8.7
Income tax expense	—	—	0.2	0.2
Depreciation and amortization	11.9	11.9	48.8	48.8
Stock-based compensation expense	8.2	8.2	33.8	33.8
Adjusted EBITDA	$3.0	$4.0	$26.0	$32.0

Contact:

Investors

Frank Sparacino

fsparacino@TRHC.com

T: 866-648-2767

Media

Dianne Semingson

dsemingson@TRHC.com

T: 215-870-0829